                                                                    EXHIBIT 99.1

SUPPLEMENTAL SELECTED CONSOLIDATED FINANCIAL DATA

    The data set forth below have been restated to reflect the combined results and financial position of Affymetrix and GMS and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Supplemental Consolidated Financial Statements and related Notes included in this Report.

                                                              YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------------
                                                 1999        1998       1997       1996       1995
                                               ---------   --------   --------   --------   --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product...................................   $  98,168   $ 36,932   $  4,789   $  1,389   $     --
  Research..................................       8,059     14,522     14,976     10,583      4,625
  License fees and royalties................       2,847        959         --         --         --
                                               ---------   --------   --------   --------   --------
    Total revenue...........................     109,074     52,413     19,765     11,972      4,625
                                               ---------   --------   --------   --------   --------
Cost and expenses:
  Cost of product revenue...................      42,219     15,226      4,559      2,178         --
  Research and development..................      43,524     38,433     28,590     18,762     12,420
  Selling, general and administrative.......      53,590     31,640     14,756      7,569      3,833
                                               ---------   --------   --------   --------   --------
  Total costs and expenses..................     139,333     85,299     47,905     28,509     16,253
                                               ---------   --------   --------   --------   --------
Loss from operations........................     (30,259)   (32,886)   (28,140)   (16,537)   (11,628)
Interest and other income, net..............       4,755      4,817      5,190      4,310        881
                                               ---------   --------   --------   --------   --------
Loss before income tax benefit..............     (25,504)   (28,069)   (22,950)   (12,227)   (10,747)
Income tax benefit..........................          --      1,269        170         --         --
                                               ---------   --------   --------   --------   --------
Net loss....................................     (25,504)   (26,800)   (22,780)   (12,227)   (10,747)
Preferred Stock dividends...................      (2,055)    (2,321)        --         --         --
                                               ---------   --------   --------   --------   --------
Net loss attributable to Common
  Stockholders..............................   $ (27,559)  $(29,121)  $(22,780)  $(12,227)  $(10,747)
                                               =========   ========   ========   ========   ========
Basic and diluted net loss per common
  share(1)..................................   $   (1.08)  $  (1.24)  $  (1.01)  $  (0.61)  $  (0.61)
Shares used in computing basic and diluted
  net loss per common share(1)..............      25,585     23,466     22,647     20,131     17,664
BALANCE SHEET DATA:
Cash, cash equivalents, and
  available-for-sale securities.............   $ 226,440   $ 84,933   $ 73,125   $108,982   $ 38,883
Working capital.............................     231,382     84,883     72,270    107,668     36,070
Total assets................................     326,587    142,185    102,828    118,900     44,594
Long-term obligations(2)....................     158,000      8,261        513        741        948
Convertible Redeemable Preferred Stock......          --     49,857         --         --         --
Accumulated deficit.........................    (124,203)   (96,644)   (67,523)   (44,743)   (32,516)
Total stockholders' equity..................     131,932     68,915     91,848    112,533     38,561

------------------------

(1) See Note 1 to the Supplemental Consolidated Financial Statements included in this report.

(2) In February 2000, the Company issued $225 million principal amount of 4.75% convertible subordinated notes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    All statements in this discussion that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, including statements regarding the Company's "expectations", "beliefs", "hopes", "intentions", "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, uncertainties relating to technological approaches, product development, manufacturing and market acceptance, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

OVERVIEW

    Affymetrix, Inc. has developed and intends to establish its GeneChip-Registered Trademark- system as the platform of choice for acquiring, analyzing and managing complex genetic information in order to improve the diagnosis, monitoring and treatment of disease. The Company's GeneChip system consists of disposable DNA probe arrays containing gene sequences on a chip, certain reagents for use with the probe arrays, a scanner and other instruments to process the probe arrays, and software to analyze and manage genetic information from the probe arrays. The Company commenced commercial sales of the GeneChip system for research use in April 1996 and currently sells its products to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories primarily in the United States and Europe.

    The business and operations of the Company were commenced in 1991 by Affymax N.V. ("Affymax") and were initially conducted within Affymax. In March 1992, the Company was incorporated as a California corporation and wholly owned subsidiary of Affymax and in September 1998 was reincorporated as a Delaware corporation. In March 1995, Glaxo plc, now Glaxo Wellcome plc ("Glaxo"), acquired Affymax, including its ownership interest in Affymetrix. Beginning in September 1993, the Company issued equity securities, including an initial public offering in June 1996, which diluted Affymax' and then Glaxo's ownership in Affymetrix. In April 1998, the Company completed the sale of 1,634,522 shares of Series AA Convertible Redeemable Preferred Stock to Glaxo Wellcome Americas, Inc. (a wholly owned subsidiary of Glaxo) for net proceeds of approximately
$49.9 million and in August 1999, Glaxo elected to convert the Series AA Convertible Redeemable Preferred Stock to 1,257,229 shares of Affymetrix common stock at a conversion price of $40 per share. As of December 31, 1999, Glaxo's ownership position is approximately 31%.

    In February 2000, Affymetrix completed its acquisition of Genetic MicroSystems, Inc. ("GMS"), a privately held instrumentation company specializing in DNA array technology in Massachusetts. Under the terms of the acquisition, the outstanding shares of GMS common and preferred stock were converted into an aggregate of 969,899 shares of Affymetrix's common stock and Affymetrix assumed all outstanding GMS options and warrants. The merger has been accounted for as a pooling of interests and accordingly, the supplemental consolidated financial statements discussed herein and all historical financial information have been restated to reflect the combined operations of both companies.

    The Company has incurred operating losses in each year since its inception, including a loss attributable to Common Stockholders of approximately
$27.6 million during the year ended December 31, 1999 and, as of such date, had an accumulated deficit of approximately $124.2 million. The Company's losses have resulted principally from costs incurred in research and development, manufacturing and from selling, general and administrative costs associated with the Company's operations. These costs have exceeded the Company's revenues and interest income, which to date have been generated principally from product sales, royalties and license fees and technology access fees, collaborative research and development agreements, government research grants and from cash and investment balances. The Company expects to incur additional operating losses for at least the next year as a result of increases in its expenses for expansion in its manufacturing, marketing and sales capabilities, research and product development and general and administrative costs. The Company's quarterly operating results will depend upon the volume and timing of orders received for its products and the timing of deliveries made during the quarter, variations in payments under collaborative agreements, including milestones, design fees, royalties, license fees, and other research revenues, and the timing of new product introductions by the Company. The Company's quarterly operating results may also fluctuate significantly depending on other factors, including the introduction of new products by the Company's competitors; regulatory actions; market acceptance of the Company's products; the outcome of on-going or future litigation; adoption of new technologies; manufacturing capabilities; variations in gross margins of the Company's products; competition; the cost, quality and availability of reagents and components; the mix of products sold; changes in government funding; and third-party reimbursement policies.

    Affymetrix may have to reduce or discount the price of its products to gain market acceptance, which could adversely affect gross margins. The Company's future gross margins, if any, will be dependent on, among other factors, the Company's ability to manufacture its products cost-effectively and successfully market its products to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. The amount of future operating losses and time required by the Company to reach profitability are uncertain. The Company's ability to generate significant revenues and become profitable is dependent in large part on the ability of the Company to enter into additional collaborative and supply arrangements and on the ability of the Company and its collaborative partners to successfully manufacture and commercialize products incorporating the Company's technologies. In addition, delays in receipt of any necessary regulatory approvals by the Company or its collaborators, or receipt of approvals by competitors, could adversely affect the successful commercialization of the Company's technologies.

IMPACT OF YEAR 2000

    Prior to January 1, 2000, the Company completed an assessment of Year 2000 compliance of its internal and embedded computer systems, certain third parties suppliers and major customers and undertook certain remediative actions. The Company has not experienced any material Year 2000 problems as a result of operating on and after January 1, 2000. However, there can be no assurance that the Company will not experience problems in the future with the operation of its internal and embedded systems and those of its third party suppliers and customers. Any such problems could result in the Company experiencing a business interruption and being subject to certain litigation, which could have a material adverse impact on the Company's business, results of operations and financial condition.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

    PRODUCT REVENUE AND COST OF PRODUCT REVENUE. Product sales increased to $98.2 million in 1999, up from $36.9 million in 1998. The increase primarily resulted from growth in placements of instruments which include GeneChip systems, Affymetrix 417 Arrayers (previously marketed under GMS) and Affymetrix 418 Scanners (previously marketed under GMS), sales of GeneChip probe arrays and related products, subscription fees earned under EasyAccess-TM- contracts. Cost of product revenue increased to $42.2 million in 1999, up from $15.2 million in 1998. The increase in cost of product revenue is due to the higher revenue base, increased manufacturing costs from the start-up of the Company's West Sacramento facility and variations in manufacturing capacity and yield. The Company has experienced, and continues to experience, variation in manufacturing capacity and yield of its GeneChip products which has impacted, and may continue to impact, the Company's ability to meet its commitments to deliver certain products to its customers in a timely manner. Difficulty in providing timely delivery of products adversely affects the Company's relationships with its customers, its business, its financial condition and results of operations. Margins have fluctuated, and will continue to fluctuate significantly, as a result of variation in manufacturing yields. In addition, margins will continue to fluctuate as the Company continues development and expansion of its manufacturing capabilities and as the Company incurs costs associated with the expansion of its West Sacramento facility throughout 2000. Margins also fluctuate as a result of changes in the mix of products sold. The Company also sells products in certain foreign countries and thus revenue and margins will fluctuate due to changes in currency exchange rates.

    RESEARCH REVENUE. Research revenue includes custom probe array design fees, milestones, FTE support and grant funding. Research revenue decreased to $8.1 million for 1999 from $14.5 million for 1998. The decrease is primarily due to timing of certain milestone payments and design fees and lower activity under government grants including grants from the Advanced Technology Program ("ATP") and the National Institutes of Health, National Center for Human Genome Project, which was completed in 1998. The Company expects grant revenues to decline substantially due to the completion of the ATP grant in January 2000.

    LICENSE FEES AND ROYALTY REVENUES. License fees and royalty revenues increased to $2.8 million in 1999, up from $1.0 million in 1998. The increase was attributed primarily to the signing of additional licensees and the expansion of existing licensing arrangements.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses, which primarily consist of new technology, product and manufacturing process development, increased to $43.5 million for 1999 compared to $38.4 million for 1998. The increase in research and development expenses was attributable primarily to the hiring of additional research and development personnel and associated purchases of research supplies. The Company expects research and development spending to increase over the next several years as product development and core research efforts continue to expand.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $53.6 million in 1999 compared to $31.6 million for 1998. The increase in selling, general and administrative expenses resulted primarily from the Company's expansion of commercial activities and significantly increased legal costs arising from ongoing patent litigations. Selling, general and administrative expenses are expected to continue to increase as the Company expands sales, marketing, and technical support functions, increases headcount in management and administrative functions, prosecutes and defends its intellectual property position and defends against claims made by third parties in ongoing litigation. In particular, the Company expects legal costs to increase as on-going patent litigation with Hyseq, Inc., Incyte Pharmaceuticals, Inc./Synteni, Inc. and Oxford Gene Technology, Ltd. approach their respective trial dates.

    INTEREST AND OTHER INCOME, NET. Interest income was $7.0 million for 1999 compared to $4.9 million for 1998 due to higher cash investment balances from the sale of common stock and convertible subordinated notes. Interest expense increased to $2.3 million for 1999 compared to $0.1 million for 1998 primarily due to the interest expense associated with the issuance of convertible subordinated notes.

    INCOME TAX BENEFIT. No income tax provision was recognized for 1999. Income tax benefit of $1.3 million for 1998 resulted from the elimination of deferred tax liabilities. Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the historical operating performance and the reported cumulative net losses in all prior years, at December 31, 1999 the Company has provided a full valuation allowance against its net deferred tax assets. Management intends to evaluate the realizability of the deferred tax assets on a quarterly basis.

YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

    PRODUCT REVENUE AND COST OF PRODUCT REVENUE. Product sales increased to $36.9 million in 1998, up from $4.8 million in 1997. The increase primarily resulted from growth in placements of GeneChip systems and sales of GeneChip probe arrays and related products. Cost of product revenue increased to $15.2 million in 1998, up from $4.6 million in 1997. The increase in cost of product revenue was due to the cost of selling more GeneChip systems and probe arrays and increased manufacturing costs arising from variations in manufacturing capacity and yield.

    RESEARCH REVENUE. Research revenue includes custom probe array design fees, milestones, FTE support and grant funding. Research revenue for 1998 and 1997 was approximately $14.5 million and $15.0 million, respectively.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses, which primarily consist of new technology, product and manufacturing process development, increased to $38.4 million for 1998 compared to $28.6 million for 1997. The increase in research and development expenses was attributed to the hiring of additional research and development personnel and associated purchases of research supplies.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $31.6 million in 1998 compared to $14.8 million for 1997. The increase in selling, general and administrative expenses resulted primarily from the Company's development of its commercial capabilities and increased legal costs arising from ongoing patent litigation.

    INTEREST AND OTHER INCOME, NET. Interest income was $4.9 million for 1998 compared to $5.3 million for 1997. Interest expense of approximately
$0.1 million for both 1998 and 1997 was related to a capital equipment lease.

    INCOME TAX BENEFIT. Income tax benefit of $1.3 million for 1998 and $0.1 million for 1997 resulted from the elimination of deferred tax liabilities. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the historical operating performance and the reported cumulative net losses in all prior years, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations primarily through the sale of equity and debt securities, government grants, collaborative agreements, interest income and product sales. Proceeds raised through the sale of equity and debt securities include net proceeds of $144.6 million from the private placement of convertible subordinated notes issued in September 1999, $32.4 million from the private placement of 1,000,000 shares of common stock in March 1999, $49.9 million from the sales of Series AA Convertible Redeemable Preferred Stock to Glaxo in April 1998, net proceeds of $85.1 million from the Company's initial public offering in June 1996 and aggregate net proceeds of $53.6 million from private placements in August 1995 and September 1993.

    Net cash used in operating activities was $32.1 million in 1999 compared to $21.9 million in 1998 and $21.6 million in 1997. The cash used for operations was primarily to fund the Company's operating losses as well as the Company's working capital requirements. The Company expects net cash used in operating activities to increase in 2000 as the Company continues to expand its operating activities.

    The Company's investing activities, other than purchases, sales and maturities of available-for-sale securities, consisted of capital expenditures, which totaled $16.2 million in 1999, $17.2 million in 1998 and $16.1 million in 1997. Capital expenditures during 1999 and 1998 included investments in facilities and production and laboratory equipment.

    Net cash provided by financing activities was $189.1 million in 1999, $54.4 million in 1998 and $150,000 in 1997. The 1999 cash flows from financing activities are primarily the result of the issuance of $150.0 million of convertible subordinated notes in September 1999 and the sale of 1,000,000 shares of common stock in a private placement, net of Preferred Stock dividends of $2.1 million. The convertible subordinated notes bear interest at 5% per annum and mature in 2006.

    As of December 31, 1999, Affymetrix had cash, cash equivalents, and available-for-sale securities of approximately $226.4 million. In
February 2000, the Company issued an additional $225 million of subordinated convertible notes in a private placement. These notes bear interest at 4.75% and mature in 2007. The Company anticipates that its existing capital resources will enable it to maintain currently planned operations and planned capital expenditures through at least the foreseeable future. However, this expectation is based on the Company's current operating plan and capital expenditure plan, which is expected to change, and therefore the Company could require additional funding sooner than anticipated. In addition, the Company expects its capital requirements will remain substantial and may increase over the next several years as it expands its facilities and acquires scientific equipment to support expanded manufacturing and research and development efforts. The Company's long-term capital expenditure requirements will depend on numerous factors, including: the development of commercial scale manufacturing capabilities; its ability to maintain existing collaborative and customer arrangements and establish and maintain new collaborative and customer arrangements; the progress of its research and development programs; initiation or expansion of research programs and collaborations; the costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights; the effectiveness of product commercialization activities and arrangements; the purchase of patent licenses; and other factors. The Company has no credit facility or other committed sources of capital. To the extent capital resources are insufficient to meet future capital requirements, the Company will have to raise additional funds to continue the development of its technologies. There can be no assurance that such funds will be available on favorable terms, or at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to the Company's stockholders. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds by entering into collaboration agreements on unattractive terms. The Company's inability to raise capital would have a material adverse effect on the Company's business, financial condition and results of operations.

    As of December 31, 1999, Affymetrix had federal and state net operating loss carryforwards for income tax purposes of approximately $119.4 million and $8.6 million, respectively, which will expire at various dates beginning in 2000 through 2019, if not utilized. In addition, the Company has federal and state research and development credit carryforwards of approximately $4.9 million and $3.2 million, respectively, which expire at various dates beginning in 2007 through 2019, if not utilized. Utilization of the net operating loss and tax credits carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Management believes the effect of such limitations will not result in the expiration of the net operating loss and tax credit carryforward before utilization.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133") which provides a comprehensive and consistent standard for hedging activities. In June 1999, FASB issued Statement of Financial Accounting Standards No. 137 which defers the effective date of SFAS 133 to years beginning after June 15, 2000. The Company does not anticipate SFAS 133 to have an impact on its results of operations or financial condition when adopted.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101") which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes." Such changes, if necessary, are required to be made by June 30, 2000. The Company is currently evaluating SAB 101 to determine whether it would have any material impact on the Company's results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

INTEREST RATE RISK

    The Company's exposure to interest rate risk relates primarily to its investment portfolio and its convertible subordinated notes. Fixed rate securities and borrowings may have their fair market value adversely impacted due to fluctuations in interest rates, while floating rate securities may produce less income than expected if interest rates fall and floating rate borrowings may lead to additional interest expense if interest rates increase. Due in part to these factors, the Company's future investment income may fall short of expectations due to changes in interest rates or the Company may suffer losses in principal if forced to sell securities which have declined in market value due to changes in interest rates.

    The primary objective of the Company's investment activities is to preserve principal while at the same time maximize yields without significantly increasing risk. To achieve this objective, the Company invests its excess cash in debt instruments of the U.S. Government and its agencies and high-quality corporate issuers, and, by policy, restricts its exposure to any single corporate issuer by imposing concentration limits. To minimize the exposure due to adverse shifts in interest rates, the Company maintains investments at an average maturity of generally less than two years.

    The table below presents the principal amounts and weighted-average interest rates by year of maturity for the Company's investment portfolio:

                                                                                                                FAIR VALUE AT
                                                                                                                DECEMBER 31,
                                 2000       2001       2002       2003        2004      THEREAFTER    TOTAL         1999
(DOLLAR AMOUNTS IN THOUSANDS)  --------   --------   --------   ---------   ---------   ----------   --------   -------------
ASSETS:
Available-for-sale
  securities................   $155,590   $48,866    $18,090    $     --    $     --     $     --    $222,546      $221,744
Average interest rate.......        1.7%      5.8%       6.2%
LIABILITIES:
5% convertible subordinated
  notes due 2006............   $     --   $    --    $    --    $     --    $     --     $150,000    $150,000      $223,350
Average interest rate.......                                                                    5%

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                AFFYMETRIX, INC.

                                                              PAGE NO.
                                                              --------
Report of Ernst & Young LLP, Independent Auditors...........     12

Supplemental Consolidated Balance Sheets....................     13

Supplemental Consolidated Statements of Operations..........     14

Supplemental Consolidated Statements of Stockholders'
  Equity....................................................     15

Supplemental Consolidated Statements of Cash Flows..........     16

Notes to Supplemental Consolidated Financial Statements.....     17

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Affymetrix, Inc.

    We have audited the supplemental consolidated balance sheets of Affymetrix, Inc. (formed as a result of the consolidation of Affymetrix, Inc. and Genetic MicroSystems, Inc.) as of December 31, 1999 and 1998, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. The supplemental consolidated financial statements give retroactive effect to the merger of Affymetrix, Inc. and Genetic
MicroSystems, Inc. on February 9, 2000, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Affymetrix, Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Affymetrix, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, after giving retroactive effect to the merger of Genetic MicroSystems, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP

Palo Alto, California,
February 2, 2000,

except for the third paragraph of Note 1 and Note 13

as to which the date is February 9, 2000

                                AFFYMETRIX, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              ---------   --------
ASSETS:
Current assets:
  Cash and cash equivalents.................................  $  12,677   $  5,666
  Available-for-sale securities.............................    213,763     79,267
                                                              ---------   --------
                                                                226,440     84,933
  Accounts receivable, net of allowances for doubtful
    accounts of $1,010 in 1999 and $408 in 1998.............     24,646      9,133
  Inventories...............................................     12,792      3,698
  Prepaid expenses..........................................      4,159      2,271
                                                              ---------   --------
    Total current assets....................................    268,037    100,035
Property and equipment, net.................................     40,775     31,470
Acquired technology rights, net of accumulated amortization
  of $1,035 in 1999 and $375 in 1998 (Note 3)...............      8,965      9,625
Notes receivable from employees.............................      1,074        991
Other assets................................................      7,736         64
                                                              ---------   --------
                                                              $ 326,587   $142,185
                                                              =========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued liabilities..................  $  29,926   $ 13,384
  Deferred revenue..........................................      6,468      1,517
  Current portion of capital lease obligation...............        261        252
                                                              ---------   --------
    Total current liabilities...............................     36,655     15,153
Noncurrent portion of capital lease obligation..............         --        261
Obligation to Beckman Coulter, Inc..........................      5,000      5,000
Convertible subordinated notes..............................    150,000         --
Common stock purchase rights (Note 8).......................      3,000      3,000
Commitments and contingencies...............................
Convertible Redeemable Preferred Stock, $0.01 par value;
  5,000,000 shares authorized; no and 1,634,522 Series AA
  shares issued and outstanding at December 31, 1999 and
  1998, respectively........................................         --     49,857
Stockholders' equity:
  Common stock, $0.01 par value; 75,000,000 shares
    authorized; 27,150,527 and 23,953,920 shares issued and
    outstanding at December 31, 1999 and 1998,
    respectively............................................        271        239
  Additional paid-in-capital................................    256,739    165,386
  Note receivable from stockholders.........................       (150)      (160)
  Deferred compensation.....................................       (119)      (342)
  Accumulated other comprehensive (loss) income.............       (606)       435
  Accumulated deficit.......................................   (124,203)   (96,644)
                                                              ---------   --------
    Total stockholders' equity..............................    131,932     68,914
                                                              =========   ========
                                                              $ 326,587   $142,185
                                                              =========   ========

                             See Accompanying Notes

                                AFFYMETRIX, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
REVENUE:
  Product...................................................  $ 98,168   $ 36,932   $  4,789
  Research..................................................     8,059     14,522     14,976
  License fees and royalties................................     2,847        959         --
                                                              --------   --------   --------
    Total revenue...........................................   109,074     52,413     19,765
                                                              --------   --------   --------
COSTS AND EXPENSES:
  Cost of product revenue...................................    42,219     15,226      4,559
  Research and development..................................    43,524     38,433     28,590
  Selling, general and administrative.......................    53,590     31,640     14,756
                                                              --------   --------   --------
    Total costs and expenses (includes related-party expense
      of $448, $48 and $52, respectively)...................   139,333     85,299     47,905
                                                              --------   --------   --------
Loss from operations........................................   (30,259)   (32,886)   (28,140)
Interest and other income...................................     7,025      4,882      5,275
Interest expense............................................    (2,270)       (65)       (85)
                                                              --------   --------   --------
Loss before income tax benefit..............................   (25,504)   (28,069)   (22,950)
Income tax benefit..........................................        --      1,269        170
                                                              --------   --------   --------
Net loss....................................................   (25,504)   (26,800)   (22,780)
Preferred Stock dividends...................................    (2,055)    (2,321)        --
                                                              --------   --------   --------
Net loss attributable to Common Stockholders................  $(27,559)  $(29,121)  $(22,780)
                                                              ========   ========   ========
Basic and diluted net loss per common share.................  $  (1.08)  $  (1.24)  $  (1.01)
                                                              ========   ========   ========
Shares used in computing basic and diluted net loss per
  common share..............................................    25,583     23,466     22,647
                                                              ========   ========   ========

                             See Accompanying Notes

                                AFFYMETRIX, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        NOTES                        ACCUMULATED
                                        ADDITIONAL    RECEIVABLE                        OTHER                           TOTAL
                              COMMON     PAID-IN         FROM         DEFERRED      COMPREHENSIVE    ACCUMULATED    STOCKHOLDERS'
                              STOCK      CAPITAL     STOCKHOLDERS   COMPENSATION        INCOME         DEFICIT         EQUITY
                             --------   ----------   ------------   -------------   --------------   ------------   -------------
Balance, December 31,
  1996.....................  $158,687    $     --       $  --          $(1,460)         $   49        $ (44,743)      $112,533
Comprehensive loss:
  Unrealized loss on
    available-for-sale
    securities, net of
    reclassification
    adjustments for losses
    included in net
    income.................       --           --          --               --            (566)              --           (566)
  Net loss.................       --           --          --               --              --          (22,780)       (22,780)
                                                                                                                      --------
Comprehensive loss.........                                                                                            (23,346)
                                                                                                                      --------
Issuance of common stock
  upon exercise of stock
  options..................      237           --          --               --              --               --            237
Contribution of
  available-for-sale
  securities to capital,
  net of deferred taxes....       --        1,708          --               --              --               --          1,708
Amortization of deferred
  compensation.............       --           --          --              716              --               --            716
                             --------    --------       -----          -------          ------        ---------       --------
Balance, December 31,
  1997.....................  158,924        1,708          --             (744)           (517)         (67,523)        91,848
                             --------    --------       -----          -------          ------        ---------       --------
Comprehensive loss:
  Unrealized gain on
    available-for-sale
    securities, net of
    reclassification
    adjustments for gains
    included in net loss...       --           --          --               --             952               --            952
  Net loss.................       --           --          --               --              --          (26,800)       (26,800)
                                                                                                                      --------
Comprehensive loss.........                                                                                            (25,848)
                                                                                                                      --------
Preferred stock
  dividends................       --           --          --               --              --           (2,321)        (2,321)
Reincorporation in
  Delaware.................  (158,696)    158,696          --               --              --               --             --
Issuance of common stock to
  investors and upon
  exercise of stock options
  and warrants net of
  repurchases..............       11        4,532        (201)              --              --               --          4,342
Contribution of
  available-for-sale
  securities to capital,
  net of deferred taxes....       --          450          --               --              --               --            450
Amortization of deferred
  compensation.............       --           --          --              402              --               --            402
Repayment of notes
  receivable from
  stockholders.............       --           --          41               --              --               --             41
                             --------    --------       -----          -------          ------        ---------       --------
Balance, December 31,
  1998.....................      239      165,386        (160)            (342)            435          (96,644)        68,914
                             --------    --------       -----          -------          ------        ---------       --------
Comprehensive loss:
  Unrealized loss on
    available-for-sale
    securities, net of
    reclassification
    adjustments for losses
    included in net loss...       --           --          --               --          (1,041)              --         (1,041)
  Net loss.................       --           --          --               --              --          (25,504)       (25,504)
                                                                                                                      --------
Comprehensive loss.........                                                                                            (26,545)
                                                                                                                      --------
Preferred stock
  dividends................       --           --          --               --              --           (2,055)        (2,055)
Compensation related to
  non-employee stock
  options..................       --          119          --               --              --               --            119
Issuance of common stock
  upon exercise of stock
  options and warrants, net
  of repurchases...........        9        8,995          --               --              --               --          9,004
Sale of common stock in
  private placement........       10       32,395          --               --              --               --         32,405
Conversion of Series AA
  Redeemable Preferred
  Stock to common stock....       13       49,844          --               --              --               --         49,857
Amortization of deferred
  compensation.............       --           --          --              223              --               --            223
Repayment of notes
  receivable from
  stockholders.............       --           --          10               --              --               --             10
                             --------    --------       -----          -------          ------        ---------       --------
Balance, December 31,
  1999.....................  $   271     $256,739       $(150)         $  (119)         $ (606)       $(124,203)      $131,932
                             ========    ========       =====          =======          ======        =========       ========

                             See Accompanying Notes

                                AFFYMETRIX, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (25,504)  $ (26,800)  $(22,780)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      6,850       4,868      2,324
    Amortization of acquired technology rights..............        660         375         --
    Amortization of investment premiums.....................     (1,650)       (270)       159
    Non-cash stock compensation.............................        342         577        716
    Deferred taxes..........................................         --      (1,269)      (170)
    Changes in operating assets and liabilities:
      Accounts receivable...................................    (15,513)     (2,917)    (4,328)
      Inventories...........................................     (9,094)     (1,061)      (736)
      Prepaid expenses......................................     (1,888)       (676)      (236)
      Accounts payable and other accrued liabilities........     16,542       4,471      3,890
      Deferred revenue......................................      4,951         853        268
      Other assets..........................................     (7,755)        (83)      (699)
                                                              ---------   ---------   --------
        Net cash used in operating activities...............    (32,059)    (21,932)   (21,592)
                                                              ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (16,155)    (17,156)   (16,110)
  Payment to Beckman Coulter, Inc. for acquired technology
    rights..................................................         --      (5,900)        --
  Proceeds from sale of available-for-sale securities.......     63,064     146,977     98,711
  Proceeds from maturities of available-for-sale
    securities..............................................         --          --     12,183
  Purchases of available-for-sale securities................   (196,951)   (155,532)   (82,673)
                                                              ---------   ---------   --------
        Net cash provided by (used in) investing
          activities........................................   (150,042)    (31,611)    12,111
                                                              ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock, net.............................     41,409       7,048        357
  Issuance of Redeemable Preferred Stock, net...............         --      49,857         --
  Preferred Stock dividends.................................     (2,055)     (2,321)        --
  Issuance of convertible subordinated debt.................    150,000          --         --
  Repayment of note receivable from stockholders'...........         10          41
  Principal payments on capital lease obligation............       (252)       (228)      (207)
                                                              ---------   ---------   --------
        Net cash provided by financing activities...........    189,112      54,397        150
                                                              ---------   ---------   --------
        Net increase (decrease) in cash and cash
          equivalents.......................................      7,011         854     (9,331)
Cash and cash equivalents at beginning of year..............      5,666       4,812     14,143
                                                              ---------   ---------   --------
Cash and cash equivalents at end of year....................  $  12,677   $   5,666   $  4,812
                                                              =========   =========   ========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Obligation to Beckman Coulter, Inc. for acquired
    technology rights.......................................  $      --   $   5,000   $     --
                                                              ---------   ---------   --------
  Conversion of Series AA Convertible Redeemable Preferred
    Stock...................................................  $  49,857   $      --   $     --
                                                              ---------   ---------   --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................  $      40   $      65   $     85
                                                              ---------   ---------   --------

                             See Accompanying Notes

                                AFFYMETRIX, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

NOTE 1--NATURE OF OPERATION

    Affymetrix, Inc. has developed and intends to establish its GeneChip-Registered Trademark- system as the platform of choice for acquiring, analyzing and managing complex genetic information in order to improve the diagnosis, monitoring and treatment of disease. The Company's GeneChip system consists of disposable DNA probe arrays containing gene sequences on a chip, certain reagents for use with the probe arrays, a scanner and other instruments to process the probe arrays, and software to analyze and manage genetic information. The Company currently sells its products to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories primarily in the United States and Europe.

    The business and operations of the Company were commenced in 1991 by Affymax N.V. ("Affymax") and were initially conducted within Affymax. In March 1992, the Company was incorporated as a California corporation and wholly owned subsidiary of Affymax and in September 1998 was reincorporated as a Delaware corporation. In March 1995, Glaxo plc, now Glaxo Wellcome plc ("Glaxo"), acquired Affymax, including its ownership interest in Affymetrix. Beginning in September 1993, the Company issued equity securities, including an initial public offering in June 1996, which diluted Affymax' and then Glaxo's ownership in Affymetrix. In April 1998, the Company completed the sale of 1,634,522 shares of Series AA Convertible Redeemable Preferred Stock to Glaxo Wellcome Americas, Inc. (a wholly owned subsidiary of Glaxo) for net proceeds of approximately
$49.9 million and in August 1999, Glaxo elected to convert the Series AA Convertible Redeemable Preferred Stock to 1,257,229 shares of Affymetrix common stock at a conversion price of $40 per share. As of December 31, 1999, Glaxo's ownership position is approximately 31%.

    In February 2000, Affymetrix completed its merger with Genetic
Microsystems, Inc. ("GMS"), a privately-held instrumentation company specializing in DNA array technology in Woburn, Massachusetts. Under the terms of the merger, all outstanding shares of GMS common and preferred stock were converted into 969,899 shares of Affymetrix common stock at an exchange ratio of
0.2815 Affymetrix share for each GMS share. In addition, Affymetrix assumed all outstanding GMS options and warrants. The merger will be accounted for as a pooling of interests, and, accordingly, the Company's accompanying supplemental consolidated financial statements have been restated to include the accounts and operations of GMS since its inception.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The summary of significant accounting policies is presented to assist the reader in understanding and evaluating the financial statements. These policies are in conformity with generally accepted accounting policies. Certain amounts for prior years have been reclassified to conform to the current year presentation.

    BASIS OF PRESENTATION

    The supplemental consolidated financial statements include the accounts of Affymetrix and its wholly-owned subsidiaries, Affymetrix, UK Ltd. and GMS. All significant intercompany accounts and transactions have been eliminated.

    The supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of consolidated financial statements for the period that includes the date of the merger.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Product revenues include sales of GeneChip instrumentation, Affymetrix scanners and arrayers, software and probe arrays as well as the associated subscription fees earned under EasyAccess-TM- supply agreements. Instrumentation and probe array revenues are recognized when earned, which is generally upon shipment and transfer of title to the customer. Software revenue is recognized upon completion of performance obligations, which is generally upon installation. Reserves are provided for anticipated returns and warranty expenses at the time the associated revenue is recognized. Revenue from subscription fees earned under EasyAccess supply agreements is recorded ratably over the term of the agreement subject to adjustments for anticipated reductions provided for in certain agreements for late delivery of probe arrays. Payments received in advance under these arrangements are recorded as deferred revenue until earned.

    Research revenue includes amounts earned, including milestones, from services performed pursuant to commercial collaboration and supply agreements as well as under government grants. Research revenue is recorded in the period in which the costs are incurred or in which the revenue is earned as defined in the related agreement. Direct costs associated with these contracts and grants are reported as research and development expense.

    License and royalty revenues include amounts earned from third parties licensed under the Company's intellectual property and are recognized when earned under the terms of the related agreements.

    RESEARCH AND DEVELOPMENT

    Research and development expenses consist of costs incurred for internal, contract and grant-sponsored research and development. These costs include direct and research-related overhead expenses.

    IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company reviews long-lived assets, including property and equipment and acquired technology rights for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flow. Through December 31, 1999, there have been no such losses.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ADVERTISING COSTS

    The Company expenses advertising costs as incurred. Advertising costs were $0.4 million for 1999 and 1998 and not material for 1997.

    NET LOSS PER SHARE

    Basic loss per share is calculated using the weighted average number of common shares outstanding during the period. Diluted loss per share, which gives effect to the dilutive effect of stock options and warrants (calculated based on the treasury stock method), Convertible Redeemable Preferred Stock and convertible debt (calculated on an if-converted method) is the same as basic loss per share because the Company is in a net loss position.

    Outstanding securities which could potentially dilute basic earnings per share in the future but were excluded from the computation of diluted net loss per share as their effect would have been anti-dilutive were as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1999       1998       1997
                                                         --------   --------   --------
Options and warrants...................................   4,095      3,361      3,155
Subordinated convertible notes.........................   1,220         --         --
Convertible Redeemable Preferred Stock.................      --      1,635         --

    CASH, CASH EQUIVALENTS AND AVAILABLE-FOR-SALE SECURITIES

    Cash equivalents and available-for-sale securities consist of debt securities. Management determines the appropriate classification of debt securities at the time of purchase. As of December 31, 1999 and 1998, Affymetrix' investments in debt securities are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported in stockholders' equity. Affymetrix reports all liquid securities with maturities at the date of purchase of three months or less that are readily convertible into cash and have insignificant interest rate risk as cash equivalents. The cost of debt securities is adjusted for amortization of premiums and discounts to maturity. This amortization is included in interest income. Realized gains and losses on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income. The fair values of securities are based on quoted market prices.

    COMPREHENSIVE INCOME

    Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") requires unrealized gains or losses on the Company's available-for sale securities to be included in other comprehensive income. Total comprehensive income/loss has been disclosed in the consolidated statement of stockholders' equity.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FOREIGN CURRENCY TRANSLATION

    The financial statements of Affymetrix, UK Ltd. are measured using the U.S. dollar as the functional currency. Monetary assets and liabilities of this subsidiary are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average quarterly rates of exchange. The resultant translation adjustments are included in the consolidated statements of operations.

    INVENTORIES

    Inventories are stated at the lower of cost (as determined by the first-in, first-out method) or market and consist of the following at December 31, 1999 and 1998 (in thousands):

                                                               1999       1998
                                                             --------   --------
Raw materials..............................................  $ 5,247     $2,063
Work in process............................................      891        172
Finished goods.............................................    6,654      1,462
                                                             -------     ------
  Total....................................................  $12,792     $3,698
                                                             =======     ======

    PROPERTY AND EQUIPMENT

    Property and equipment, including equipment under capital leases, are recorded at cost and are depreciated for financial reporting purposes using the straight-line method over the estimated useful lives of the assets ranging from three to twenty-five years. Leasehold improvements are amortized over the useful lives of the assets or the lease-term, whichever is shorter. The following table summarizes the property and equipment balances:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Property and equipment:
  Construction-in-progress..............................  $  8,212   $  9,512
  Land..................................................     1,310      1,310
  Equipment and furniture...............................    25,697     17,368
  Building and leasehold improvements...................    22,449     13,329
                                                          --------   --------
                                                            57,668     41,519
  Less accumulated depreciation and amortization........   (16,893)   (10,049)
                                                          --------   --------
    Net property and equipment..........................  $ 40,775   $ 31,470
                                                          ========   ========

    STOCK-BASED COMPENSATION

    As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations, in accounting for its employee and director stock option and stock incentive plan. Under APB 25, if the exercise price of

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the Company's stock options is not less than the market price of the underlying stock on the date of grant, no compensation expense is recognized. Options granted to non-employees are accounted for using the Black-Scholes method prescribed by SFAS 123 and, in accordance with Emerging Issues Task Force Consensus No. 96-18, the options are subject to periodic re-valuation over their vesting terms.

    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accounts payable and accrued liabilities as of December 31, 1999 and 1998, consist of the following (in thousands):

                                                              1999       1998
                                                            --------   --------
Accounts payable..........................................  $11,488    $ 7,587
Accrued compensation and related liabilities..............    4,269      1,377
Accrued interest on convertible subordinated notes........    2,221         --
Accrued sales and use tax.................................    1,170         --
Accrued warranty..........................................    1,752        957
Accrued legal.............................................    6,162      2,727
Other.....................................................    2,864        736
                                                            -------    -------
  Total...................................................  $29,926    $13,384
                                                            =======    =======

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133") which provides a comprehensive and consistent standard for hedging activities. In June 1999, FASB issued Statement of Financial Accounting Standards No. 137 which defers the effective date of SFAS 133 to years beginning after June 15, 2000. The Company does not anticipate SFAS 133 to have an impact on its results of operations or financial condition when adopted.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB 101") which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with APB Opinion No. 20, "Accounting Changes." Such changes, if necessary, are required to be made by June 30, 2000. The Company is currently evaluating SAB 101 to determine whether it would have any material impact on the Company's results of operations.

    CONCENTRATIONS OF RISK

    Cash equivalents and investments are financial instruments that potentially subject Affymetrix to concentrations of risk to the extent of amounts recorded in the consolidated balance sheet. Corporate policy restricts the amount of credit exposure to any one issuer and to any one type of investment, other than securities issued by the United States Government.

    The Company has not experienced any significant credit losses from its accounts receivable, from grants or from collaborative research agreements, and none are currently expected. Affymetrix performs a

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) regular review of its customer activity and associated credit risks and does not require collateral from its customers.

    Certain key parts of the GeneChip system, such as the scanner, certain reagent kits and lithographic masks as well as certain raw materials used in the synthesis of probe arrays, are currently available only from a single source or limited sources. No assurance can be given that scanners, reagents, lithographic masks or other components of the GeneChip system will be available in commercial quantities at acceptable costs. If the Company is required to seek alternative sources of supply, it could be time consuming and expensive. In 1998, the Company entered into an agreement with Agilent Technologies, Inc. ("Agilent Technologies") under which Agilent Technologies is required to supply all of the Company's forecasted requirements for scanners until February 2003 and the Company is required to purchase a minimum number of scanners from Agilent Technologies each year during the same period.

    In addition, the Company is dependent on its vendors to provide components of appropriate quality and reliability and to meet applicable regulatory requirements. Consequently, in the event that supplies from these vendors are delayed or interrupted for any reason, the Company's ability to develop and supply its products could be impaired, which could have a material adverse effect on the Company's business, financial condition and results of operations.

NOTE 3--COLLABORATIVE AGREEMENTS AND GRANTS

    The Company has agreements with several entities to develop and test probe arrays for the detection of certain gene sequences, mutations or organisms. Under such agreements, the Company may receive a development fee and may receive milestone payments upon achievement of certain technical goals. The Company also has research agreements with several universities and research organizations. The Company generally obtains rights to intellectual property arising from these agreements. If a project is successful, generally the Company and the third-party collaborator would negotiate the right to commercialize products resulting from such project.

    AMERSHAM PHARMACIA BIOTECH, LTD. ("AMERSHAM PHARMACIA BIOTECH") AND AMERSHAM
     PHARMACIA BIOTECH, KK ("AMERSHAM PHARMACIA BIOTECH KK")

    In December 1997, the Company entered into a non-exclusive sales representation agreement with Amersham Pharmacia Biotech, Ltd. ("Amersham Pharmacia Biotech"). Under the agreement, Amersham Pharmacia Biotech's sales representatives solicit orders for Affymetrix' products from prospective customers in the pharmaceutical and biotechnology industries and the academic research community in North America and Western Europe. The Company pays Amersham Pharmacia Biotech transaction processing fees as well as a percentage of product sales up to a maximum annual amount as a sales agency fee. In July and December 1999 the Company terminated its sales representation agreement with Amersham Pharmacia Biotech in North America and Western Europe, respectively.

    In October 1998, the Company entered into a non-exclusive distribution agreement with Amersham Pharmacia Biotech, KK ("Amersham Pharmacia Biotech KK") for the marketing and sale of the Company's products in Japan. Under this agreement, Amersham Pharmacia Biotech KK purchases GeneChip technology directly from the Company and is responsible for marketing and selling the technology to its customers in Japan.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 3--COLLABORATIVE AGREEMENTS AND GRANTS (CONTINUED)
    BECKMAN COULTER, INC. ("BECKMAN")

    In July 1998, the Company entered into a series of agreements with Beckman that gave Beckman licenses to commercialize probe arrays manufactured using certain technologies other than light directed synthesis, and an original equipment manufacturer ("OEM") supply agreement for products that use the Company's GeneChip technology. Beckman will pay Affymetrix transfer prices and royalties on sales of these products as specified in the agreements. The agreements also provided Affymetrix with a path to obtain a license to commercialize DNA arrays under certain patents, including patents covering inventions by Professor Edwin Southern of Oxford University. In June 1999, the Company purchased the array business of Beckman that included a license to the Southern DNA array patents owned by Oxford Gene Technology ("OGT") of Oxford, England. OGT is contesting the transfer of this license (See "Legal Proceedings").

    Under the agreements, Affymetrix made a $5.9 million payment to Beckman and agreed to provide an additional $5.0 million in services, cash or stock to Beckman over the next seven years. The payments and obligations to Beckman were accounted for as the purchase of an intangible asset which will be amortized on a straight-line basis over its estimated useful life of 15 years.

    BIOMERIEUX VITEK, INC. ("BIOMERIEUX")

    In September 1996, bioMerieux and Affymetrix entered into a five year collaborative development agreement and associated supply agreement to develop and commercialize DNA probe arrays using the Affymetrix GeneChip technology for clinical diagnostic kits for bacterial identification and antibiotic resistance analysis. The agreement provides for certain research funding, license and milestone payments. bioMerieux is also funding certain research activities at Affymetrix for a minimum of three years. Research revenue under this contract were approximately $0.6 million, $1.2 million and $3.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. The associated research costs incurred approximated revenue for each of the years presented. Additionally, a manufacturing agreement was signed under which Affymetrix will manufacture GeneChip probe arrays for sale to bioMerieux. The agreement provides for royalties to Affymetrix on bioMerieux' sales of GeneChip probe arrays. In December 1997 and January 1998, bioMerieux and the Company expanded their collaboration to include the development of DNA probe arrays using the Affymetrix GeneChip technology for clinical diagnostics tests in the fields of HIV and food and industrial testing.

    GENETICS INSTITUTE ("GI")

    In December 1995, Affymetrix and GI entered into a supply agreement in the field of genomics under which Affymetrix manufactures and supplies custom probe arrays based on specific genes identified and selected by GI. Pursuant to the agreement, GI is obligated to purchase and Affymetrix is obligated to supply certain minimum quantities of custom probe arrays developed for GI until the later of 2001 or four years after development of specified probe arrays. Affymetrix receives fees for the design and delivery of the custom probe arrays, and may receive milestone payments and royalties on any therapeutic compounds developed by GI using these probe arrays. GI has exclusive rights to specific probe arrays supplied by Affymetrix.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 3--COLLABORATIVE AGREEMENTS AND GRANTS (CONTINUED)

    In January 1998, the Company and GI entered into a three-year EasyAccess supply agreement under which the Company will supply GI with custom and standard probe arrays and related technical support on preferential terms in return for expected annual subscription fees, custom design fees and revenue from the sale of probe arrays. In February 1998, this EasyAccess agreement was expanded to include GI's parent, American Home Products, Inc.

    F. HOFFMANN-LA ROCHE LTD. ("ROCHE")

    In August 1997, the Company and Roche entered into a three-year EasyAccess supply agreement under which the Company will supply Roche with custom and standard probe arrays and related technical support on preferential terms in return for annual subscription fees, custom design fees and revenue from the sale of probe arrays.

    Prior to the 1997 agreement, the Company had entered into two agreements with Roche. In October 1996, the Company signed a demonstration agreement with Roche for the development and supply of a single custom probe array containing bacterial genes. In December 1996, the Company signed a pilot agreement with Roche Bioscience, a division of Syntex (U.S.A.) Inc., for the development and supply of a single custom probe array containing human, rat and mouse genes. The milestones of these agreements were met and the agreements have been concluded.

    In February 1998, the Company entered into collaboration with Roche Molecular Systems, Inc., a subsidiary of Roche, for the development of diagnostic products utilizing the Company's array technology. Under the terms of the agreement, the Company and Roche will co-develop mutually agreed upon products, Affymetrix will manufacture arrays for use in the products and Roche will market and sell the products. Under the terms of the agreement Roche and the Company are funding their respective work efforts as mutually agreed and will share revenues and profits based on specified terms in the agreement.

    ORCHID BIOSCIENCES, INC. ("ORCHID")

    In December 1999, Affymetrix and Orchid entered into an agreement to develop and commercialize single nucleotide polymorphism (SNP) genotyping assays that combine Orchid's proprietary GBA-Registered Trademark- primer extension technology with Affymetrix' new GenFlex-Registered Trademark- Tag array product offering from Arrymetrix.

    The first products to be commercialized by the alliance will include reagent kits for use with Affymetrix'GenFlex Tag array designed to perform thousands of user-defined SNP analyses. Orchid will develop and manufacture GBA primer extension reagent kits that are directed to defined sets of SNPs and that can be customized by the end user. Affymetrix will develop and manufacture the GenFlex Tag arrays. Affymetrix will distribute and provide marketing, sales and technical support for the standard and universal genotyping assays. Orchid will manufacture, supply and support custom kits for use on GenFlex Tag arrays developed and sold by Affymetrix. As part of the agreement, Affymetrix received a promissory note from Orchid in the principal amount of $2.5 million, which is convertible, under certain circumstances, into Orchid Series E Convertible Preferred Stock, par value $.001 per share. In January 2000, the promissory note was converted into shares of Orchid Preferred Stock and Affymetrix purchased an additional $2.5 million of Series E Convertible Preferred Stock of Orchid.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 3--COLLABORATIVE AGREEMENTS AND GRANTS (CONTINUED)
    GOVERNMENT GRANT

    In October 1994, Affymetrix and Molecular Dynamics, Inc. ("Molecular Dynamics") were awarded a five-year matching grant for a total of $31.5 million under the Advanced Technology Program ("ATP") within the National Institute of Standards and Technology to develop a miniaturized DNA diagnostic device, of which approximately $10.7 million is available to Molecular Dynamics. Under the contract Affymetrix receives matching funding up to $20.8 million, some of which is used to fund activities at collaborating academic institutions and commercial partners. Affymetrix is to receive payments monthly based on costs incurred and has recognized revenue of $17.4 million through December 31, 1999. The ATP grant expired in January 2000 and is subject to audit by the granting authorities.

NOTE 4--AVAILABLE-FOR-SALE SECURITIES

    The following is a summary of available-for-sale securities as of December 31, 1999 (in thousands):

                                                   GROSS        GROSS
                                                 UNREALIZED   UNREALIZED     FAIR
                                        COST       GAINS        LOSSES      VALUE
                                      --------   ----------   ----------   --------
U.S. Government obligations and U.S.
  Government agency securities......  $ 28,049   $      --       $(252)    $ 27,798
U.S. Corporate securities...........   194,300          24        (378)     193,946
                                      --------   ---------       -----     --------
  Total securities..................  $222,349   $      24       $(630)    $221,744
                                      ========   =========       =====     ========

Amounts included in:
  Cash equivalents..................  $  7,976   $       4       $  --     $  7,980
  Available-for-sale securities.....   214,373          20        (630)     213,763
                                      --------   ---------       -----     --------
                                      $222,349   $      24       $(630)    $221,744
                                      ========   =========       =====     ========

    The following is a summary of available-for-sale securities as of December 31, 1998 (in thousands):

                                                     GROSS        GROSS
                                                   UNREALIZED   UNREALIZED     FAIR
                                          COST       GAINS        LOSSES      VALUE
                                        --------   ----------   ----------   --------
U.S. Government obligations and U.S.
  Government agency securities........  $45,321       $324         $ (2)     $45,643
U.S. Corporate securities.............   33,511        127          (14)      33,624
                                        -------       ----         ----      -------
  Total securities....................  $78,832       $451         $(16)     $79,267
                                        =======       ====         ====      =======

Amounts included in:
  Available-for-sale securities.......  $78,832       $451         $(16)     $79,267
                                        =======       ====         ====      =======

    The realized gains and losses on sales of available-for-sale securities were immaterial for the years ended December 31, 1999, 1998, and 1997.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 4--AVAILABLE-FOR-SALE SECURITIES (CONTINUED)
    The following is a summary of the cost and estimated fair value of available-for-sale securities at December 31, 1999 and 1998, by contractual maturity (in thousands):

                                                1999                     1998
                                       ----------------------   ----------------------
                                       AMORTIZED                AMORTIZED
                                         COST      FAIR VALUE     COST      FAIR VALUE
                                       ---------   ----------   ---------   ----------
Mature in one year or less...........  $154,616     $154,444     $15,949      $16,037
Mature in one to three years.........    67,733       67,300      62,883       63,230
                                       --------     --------     -------      -------
  Total..............................  $222,349     $221,744     $78,832      $79,267
                                       ========     ========     =======      =======

NOTE 5--RELATED PARTY TRANSACTIONS

    GLAXO

    As mentioned in Note 1, Glaxo has a significant ownership interest in the Company. Pursuant to a Governance Agreement, Glaxo is entitled to appoint a specified number of directors to the Board of the Company depending on its ownership position. The Company has entered into research and supply agreements with Glaxo, resulting in revenue of $0.1 million in 1999, $0.5 million in 1998 and $1.7 million in 1997. In 1999, two Glaxo employees served as members of the Company's Board of Directors.

    EOS BIOTECHNOLOGY, INC. ("EOS")

    In April 1998, the Company entered into a series of agreements with Eos under which Eos became an EasyAccess supply customer of the Company. In return for granting Eos access to certain technology and licenses, the Company received 3,750,000 shares of Series C Preferred Stock and the right to name one director of Eos. In September 1999, the Company purchased an additional 76,923 shares of Series D Preferred Stock for approximately $0.1 million (at December 31, 1999, Affymetrix owns approximately 9% of EOS' outstanding equity). The shares received were recorded at zero value as Eos is a development stage entity and realization of this investment is uncertain. The shares are subject to repurchase by Eos in the event the Company does not fulfill its obligations under the EasyAccess supply agreement. For the years ended December 31, 1999 and 1998, the Company earned revenue of $0.3 million and $0.6 million, respectively, from EOS under the EasyAccess supply agreement.

NOTE 6--COMMITMENTS AND CONTINGENCIES

    CAPITAL LEASE

    In December 1994, Affymetrix entered into a financing arrangement with a leasing company for existing equipment. Under the terms of the lease, Affymetrix received a single payment of $1.3 million at the inception of the lease. The leaseback contract includes a five-year term expiring January 2, 2000, with an option to purchase the equipment at the greater of the residual value or fair market value. Under certain provisions, the lease may be extended for an additional year. The amount included in property and equipment related to the lease is $1.2 million and was fully depreciated as of December 31, 1996.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 6--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    OPERATING LEASES

    Affymetrix leases laboratory, office and manufacturing facilities, and equipment under noncancelable operating leases which expire at various times through 2004. Rent expense related to operating leases was approximately $2.5 million in 1999, $1.9 million in 1998 and $1.4 million in 1997.

    Future minimum lease obligations at December 31, 1999 under all leases are as follows (in thousands):

                                                             CAPITAL    OPERATING
                                                              LEASES     LEASES
                                                             --------   ---------
2000.......................................................   $ 280      $ 3,646
2001.......................................................      --        3,395
2002.......................................................      --        3,371
2003.......................................................      --        2,271
2004.......................................................      --        1,121
                                                              -----      -------
Total minimum lease payments...............................     280      $13,804
                                                                         =======
Less amount representing interest..........................     (19)
                                                              -----
Present value of minimum lease payments....................     261
Less current portion.......................................    (261)
                                                              -----
Noncurrent obligation under capital lease..................   $  --
                                                              =====

    LITIGATION

    Affymetrix is a party to significant litigation, which will consume substantial financial and managerial resources and which could adversely affect its business, financial condition and results of operations. Further, because of the substantial amount of discovery required in connection with any such litigation, there is a risk that confidential information could be compromised by disclosure.

    On March 3, 1997, Hyseq, Inc. ("Hyseq") filed a lawsuit in United States District Court for the Northern District of California (San Jose Division) alleging that Affymetrix' products infringe United States Patents 5,202,231, or "231, and 5,525,464 or "464. In addition, in December 1997, Hyseq filed a second action claiming that Affymetrix' products infringe a related patent, United States Patent 5,695,940, "940. On August 18, 1998, Affymetrix filed a lawsuit in United States District Court for the Northern District of California (San Francisco Division) against Hyseq alleging infringement of U.S. Patent Nos. 5,795,716, or "716, and 5,744,305, or "305. On September 1, 1998, Affymetrix
added its U.S. Patent No. 5,800,992, or "992, to the complaint of infringement against Hyseq. On October 26, 1999, Hyseq filed a third action in United States District Court for the Northern District of California (San Francisco Division) claiming that Affymetrix' products infringe a related patent, United States Patent 5,972,619, or "619. The action also requests a declaration that the "716 Patent is invalid based on the "619 Patent. On November 23, 1998, Hyseq filed an answer to Affymetrix' complaint, alleging that Affymetrix' three asserted patents are invalid. On October 26, 1999, the United States District Court for the Northern District of California issued a Claims Construction Order interpreting various terms of the "231, "464, and "940 Patents.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 6--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    On June 4, 1999, Oxford Gene Technology, Ltd. ("OGT") filed suit against Affymetrix in the United States District Court for the District of Delaware and in the United Kingdom alleging infringement of United States Patent 5,700,637 and European Patent 0-373-203, respectively. On June 4, 1999, an asset transfer agreement with Beckman became effective, giving Affymetrix access to Beckman's microarray business, including licenses to United States Patent 5,700,637 and European Patent 0-373-203. On June 17, 1999, Affymetrix filed a complaint in the United States District Court for the Northern District of California asking for, among other things, a declaration that Affymetrix has a valid license to use the patents and that, in light of this license, Affymetrix is not infringing on these patents. This case has been consolidated with the Delaware action. In the UK action, Affymetrix has counterclaimed for revocation of this patent and OGT has applied to amend the patent. The patent infringement issues have been stayed pending resolution of whether Affymetrix and Affymetrix UK Limited have a license under the patent as a result of the purchase of Beckman's microarray business. In February, 2000, the High Court of Justice, Chancery Division, Patent Court held a hearing on the issue of whether Affymetrix UK had a valid license. A decision on this hearing is anticipated shortly. In addition, in February 2000, OGT asserted that Affymetrix and Beckman were in breach of this license.

    The Hyseq and the OGT actions seek damages based on the sale of Affymetrix' products and processes and seek to enjoin commercial activities relating to those products and processes. In addition to subjecting Affymetrix to potential liability for damages, these actions, and any other similar legal actions against Affymetrix or its collaborative partners, could require Affymetrix or its collaborative partners to obtain a license in order to continue to manufacture, market or use the affected products and processes. While Affymetrix believes that the Hyseq and OGT complaints are without merit, Affymetrix may not prevail in these actions and Affymetrix or its collaborative partners may not prevail in any other related action. Moreover, in the event Affymetrix does not prevail in the Hyseq and OGT actions and Affymetrix, its partners or its customers are required to obtain a license to continue to manufacture, market or use the affected products and processes, Affymetrix, its partners or its customers may not be able to obtain such a license on commercially acceptable terms, if at all. Furthermore, Affymetrix has expended and is likely to continue to expend substantial financial and managerial resources in defending against the claims filed by Hyseq and OGT.

    On January 6, 1998, Affymetrix filed a patent infringement action in the United States District Court for the District of Delaware (No. 98-6) alleging that certain of Incyte Pharmaceuticals, Inc.'s ("Incyte") and Synteni, Inc.'s ("Synteni") products infringe United States Patent 5,445,934, or "934. On September 1, 1998, Affymetrix filed a complaint against Incyte and Synteni in Federal District Court in Delaware alleging infringement of the "305 Patent and the "992 Patent. These actions were transferred to the United States District Court for the Northern District of California on November 18, 1998, as case numbers C98-4507 and C98-4508, respectively. The actions seek to enjoin commercial activities of Incyte and Synteni relating to Affymetrix' patents and, in regard to the "992 Patent, sought a preliminary injunction. Incyte and Synteni moved for summary judgment that certain claims of the "992 Patent were invalid. On May 4, 1999, the Court denied Affymetrix' motion for preliminary injunction and denied Incyte/Synteni's motion for summary judgment.

    In the High Court of Justice, Chancery Division, Patents Court, OGT has applied in the United Kingdom to revoke Affymetrix' EP (UK) 0-619-321 Patent (related to certain DNA arrays). This revocation action also includes an application to revoke Affymetrix's related United Kingdom Patent GB

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 6--COMMITMENTS AND CONTINGENCIES (CONTINUED)
2248840. Revocation and infringement actions typically are resolved in the first instance in about twelve to eighteen months. The underlying patents can be declared valid, invalid, or partially valid, often with claim amendments submitted during the course of the proceedings.

    Affymetrix may not prevail in asserting its patent rights against Hyseq, Incyte, Synteni or others. Affymetrix has expended and is likely to continue to expend substantial financial and managerial resources in asserting its patent rights against Hyseq, Incyte, Synteni and others. Affymetrix' failure to successfully enforce its patent rights or the loss of these patent rights or others would remove a legal obstacle to competitors in designing probe array systems with similar competitive advantages to Affymetrix' GeneChip technology. The removal of such barriers could have a material adverse effect on Affymetrix' business, financial condition and results of operations.

    On April 17, 1998, Incyte filed a response and counterclaim to case number C98-4507, asserting that the "934 Patent is invalid and not infringed. On
April 17, 1998, Incyte also filed a counterclaim alleging that a patent license agreement Affymetrix entered into in December 1997 with Molecular Dynamics interfered with an agreement between Incyte and Molecular Dynamics. In the counterclaim, Incyte alleges that the terms of Affymetrix' patent license to Molecular Dynamics prevented Molecular Dynamics from meeting its obligations to Incyte. Incyte seeks damages from Affymetrix. On September 21, 1998, Incyte and Synteni filed an answer asserting various defenses to the lawsuits in relation to the "992 Patent and the "305 Patent, and asserted several counterclaims, including:

    - a request for declaration of non-infringement and invalidity;

    - an assertion of unfair competition;

    - a request for a declaration that Synteni and Dari Shalon (a one-time employee of Synteni) have not misappropriated any of Affymetrix' trade secrets;

    - a claim of tortious interference with Incyte's and Synteni's economic advantage; and

    - a claim of slander of title of a patent and a claim of trade libel.

    Affymetrix believes that the counterclaims are without merit. However, Affymetrix has expended and is likely to continue to expend significant financial and managerial resources defending against these and any other counterclaims filed by Incyte and Synteni and others. Affymetrix' failure to successfully enforce its patent rights or defend against counterclaims of Incyte, Synteni, or others could result in a material adverse effect on Affymetrix' business, financial condition and results of operations.

    The United States Patent and Trademark Office, or USPTO, notified Affymetrix that Stanford University presented claims that relate to substantially the same subject matter as certain claims from the "992 Patent and all of the claims of the "305 Patent. The Stanford application is alleged to be exclusively licensed to Incyte. The USPTO notified Affymetrix on April 2, 1999 that it had declared an interference proceeding relating to these patents and claims of patents. The USPTO conducted proceedings to determine the priority of these claims and determined that Incyte/Synteni did not meet the burden of proof required to establish a case that the claims should be further evaluated in a full interference proceeding. Incyte/Synteni has appealed this decision. In United States District Court for the Northern District of California (case number C99-2111). Affymetrix has expended, and expects in the future to continue to expend, substantial financial and managerial resources as a result of these proceedings. Moreover,

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 6--COMMITMENTS AND CONTINGENCIES (CONTINUED)
Affymetrix may not prevail in such proceedings or in similar proceedings relating to those or other patents. Affymetrix may not prevail in the appeal of the Incyte/Synteni interference proceedings. A failure to prevail could result in Affymetrix' inability to commercialize its products and also would enable others to copy aspects of Affymetrix' products.

    Affymetrix' intellectual property outside of the United States is expected to be subject to significant additional administrative and litigation actions. For example, in Europe and Japan, third parties are expected to oppose significant patents owned or controlled by Affymetrix. Currently, OGT, Incyte, Multilyte Ltd. and ProtoGene Laboratories, Inc. filed oppositions against Affymetrix' EP 0-619-321 Patent in the European Patent Office. This procedure will result in the patent being either upheld in its entirety, allowed to grant in amended form in designated European countries, or revoked.

    Affymetrix expects in the future to expend substantial financial and managerial resources as a result of these proceedings. A failure to prevail could result in an inability to commercialize its products and also would enable others to copy aspects of its products.

NOTE 7--CONVERTIBLE SUBORDINATED NOTES

    On September 22, 1999, the Company completed the sale of $150 million principal amount of 5% convertible subordinated notes due 2006 (the "5% Notes"). The 5% Notes mature on October 1, 2006 and bear interest at a rate of 5% per annum, which is payable semi-annually on April 1 and October 1. The 5% Notes are convertible, at any time prior to maturity or redemption, into shares of the Company's common stock at a conversion price of $123.00 per share, subject to adjustment. The Company can redeem some or all of the 5% Notes at any time after October 7, 2002, and the debt holder has a right to require the Company to purchase all or a portion of the 5% Notes upon a change in control. The 5% Notes are subordinated to all of the Company's existing and future senior indebtedness. The fair value of the 5% Notes at December 31, 1999 was $223.3 million, based on the market value in the PORTAL market where the 5% Notes are traded.

NOTE 8--COMMON STOCK PURCHASE RIGHTS

    In August 1998, the Company entered into an agreement with Takara Shuzo
Co. Ltd. (Takara) under which the Company's microarray instruments will be distributed by Takara and Takara will sell microarray manufacturing services utilizing the Company's equipment, provided a 5% royalty is paid to the Company for the sale of these services. The agreement also provides for the purchase, subject to certain requirements, of the Company's shares by Takara through an advance payment of $3.0 million, which has been included in the caption of common stock purchase rights in the accompanying consolidated financial statements. The number of shares issuable will be based on the fair market value of the Company's Common Stock on August 19, 2003.

    In no event is the number of common shares issued to Takara to exceed 10% of the total shares of outstanding Common Stock of the Company on August 19, 2003. In the event that the Company's Common Stock issuable to Takara is valued at less than $3.0 million, the Company will pay Takara the difference between the value of the Company's common stock and $3.0 million.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 8--COMMON STOCK PURCHASE RIGHTS (CONTINUED)

    In connection with the agreement, the Company granted an employee warrants to purchase 10% of the Common Stock ultimately issued to Takara at the fair market value of the Common Stock on the date the shares are issued.

NOTE 9--CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

    SALE OF COMMON STOCK

    On March 15, 1999, the Company completed the private placement of 1,000,000 shares of common stock for an aggregate purchase price of $32.5 million to the Growth Fund of America, Inc., which is managed by Capital Research and Management Company. The Company filed a registration statement with respect to these shares on July 12, 1999.

    CONVERTIBLE REDEEMABLE PREFERRED STOCK

    On August 5, 1999, Glaxo elected to convert its 1,634,522 shares of Series AA Convertible Redeemable Preferred Stock purchased in April 1998 into 1,257,229 shares of Affymetrix common stock at the original conversion price of approximately $40 per share.

    COMMON STOCK WARRANTS

    During 1999, outstanding warrants to purchase 203,881 shares of common stock at $8.25 per share and 12,542 shares at $25.00 per share were exercised in full. At December 31, 1999, there were warrants outstanding to purchase 14,075 shares of Common Stock at $7.10 per share and 9,771 shares of Common Stock at $30.20 per share. The warrants expire in 2008.

    STOCKHOLDER RIGHTS PLAN

    On October 15, 1998, the Board of Directors of the Company declared a dividend of (i) one preferred share purchase right (a "Right") for each outstanding share of common stock of the Company, and (ii) a number of Rights for each share of Series AA Preferred Stock of the Company equal to the number of shares of common stock into which such share of Series AA Preferred Stock was convertible. The dividend is payable on October 27, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Series B Preferred Stock") at a price of $125.00 per one one-thousandth of a share of Series B Preferred Stock, subject to adjustment. The Rights will be exercisable if a person or group hereafter acquires beneficial ownership of 15% or more of the common stock of the Company or announces a tender offer for 15% or more of the common stock. The Board of Directors will be entitled to redeem the Rights at one cent per Right at any time before any such person hereafter acquires beneficial ownership of 15% or more of the outstanding common stock. If a person or group hereafter acquires 15% or more of the outstanding common stock of the Company, each Right will entitle its holder to purchase, at the Right's exercise price, a number of shares of common stock having a market value at that time of twice the Right's exercise price. Rights held by the 15% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If the Company is acquired in a merger or other business combination transaction after a person acquires 15% or more of the Company's common stock, each Right will entitle its holder to purchase, at

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 9--CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)
the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price. Glaxo, which currently owns in excess of 15% of the aggregate voting power of the common stock will not become an "Acquiring Person" until it acquires beneficial ownership of additional shares of common stock. The Rights will expire in ten years. In February 2000, this plan was amended (See "Subsequent Events").

    STOCK OPTION AND BENEFIT PLANS

    In 1993, the Board adopted the Affymetrix 1993 Stock Plan (the "Stock Plan") under which incentive stock options, nonqualified stock options and purchase rights may be granted to employees and outside consultants. Options granted under the Stock Plan expire no later than ten years from the date of grant. The option price shall be at least 100% of the fair value on the date of grant (110% in certain circumstances), as determined by the Board of Directors. Options may be granted with different vesting terms from time to time but not to exceed five years from the date of grant. As of December 31, 1999, a total of 5,200,000 shares of common stock have been reserved for issuance under the Stock Plan and no shares were subject to repurchase by the Company.

    In March 1996, the Board adopted the 1996 Nonemployee Directors Stock Option Plan (the "Directors Plan"). There are 300,000 shares of common stock reserved for issuance under the Directors Plan. Only nonemployee directors of the Company are eligible to participate in the Directors Plan and only nonstatutory stock options can be granted.

    On September 29, 1998, the Board of Directors of the Company adopted a Stock Incentive Plan for employees by providing for awards in the form of restricted shares or nonqualified stock options. The aggregate number of options and restricted shares shall not exceed 1,000,000.

    In 1998, the GMS Board adopted the 1998 Stock Option Plan, now the GMS/Affymetrix 1998 Stock Option Plan ("GMS Stock Plan") under which incentive stock options and nonqualified stock options may be granted to employees and outside consultants. Options granted under the GMS Stock Plan expire no later than ten years from the date of grant. The option price shall be at least 100% of the fair value on the date of grant (110% in certain circumstances), as determined by the Board of Directors. Options may be granted with different vesting terms from time to time. As of December 31, 1999, a total of 97,642 Affymetrix equivalent shares were authorized for grant and 63,835 options were outstanding under the GMS Stock Plan. All outstanding options at the time of merger were assumed by Affymetrix and will convert into 0.2797 shares of Affymetrix common stock upon exercise.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 9--CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)
    Activity under the stock plans through December 31, 1999 is as follows:

                                                         OUTSTANDING OPTIONS
                                                     ----------------------------
                                                                     WEIGHTED
                                                     NUMBER OF   AVERAGE EXERCISE
                                                      SHARES     PRICE PER SHARE
                                                     ---------   ----------------
Balance at December 31, 1996.......................  2,231,943        $ 0.60
  Options granted..................................  1,000,000         29.40
  Options exercised................................   (253,074)         0.93
  Options canceled.................................    (27,560)         8.58
                                                     ---------

Balance at December 31, 1997.......................  2,951,309         11.26
  Options granted..................................    909,790         25.87
  Options exercised................................   (230,464)         1.21
  Options canceled.................................   (510,158)        28.07
                                                     ---------

Balance at December 31, 1998.......................  3,120,477         13.51
  Options granted..................................  1,841,207         48.19
  Options exercised................................   (704,947)         9.38
  Options canceled.................................   (185,487)        22.57
                                                     ---------
Balance at December 31, 1999.......................  4,071,250        $29.49
                                                     =========

                                     OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                        ----------------------------------------------   --------------------------
                                        WEIGHTED-         WEIGHTED-                    WEIGHTED-
                                    AVERAGE REMAINING      AVERAGE                      AVERAGE
      RANGE OF                      CONTRACTUAL LIFE    EXERCISE PRICE               EXERCISE PRICE
   EXERCISE PRICES       NUMBER        (IN YEARS)         PER SHARE       NUMBER       PER SHARE
---------------------   ---------   -----------------   --------------   ---------   --------------
   $ 0.30 -   3.02      1,049,794         5.76              $ 0.74         763,190       $ 0.66
     4.80 -  25.37        674,471         7.85               21.94         117,593        19.91
    25.66 -  35.87        954,783         8.16               30.06         140,091        29.97
    36.01 -  48.87      1,155,750         9.46               47.55              --           --
    49.44 -  79.50         76,533         9.54               65.40             315        77.44
    82.00 - 187.37        159,919         9.80               98.95              --           --
                        ---------                                        ---------
                        4,071,250         7.95              $29.49       1,021,189       $ 6.93
                        =========                                        =========

    For options granted through June 6, 1996, Affymetrix recognized an aggregate of $3.2 million as deferred compensation for the excess of the deemed fair value for financial statement presentation purposes of the common stock issuable on exercise of such options over the exercise price. The deferred compensation expense is being recognized over the vesting period of the options.

    In accordance with the provisions of SFAS 123, the Company is disclosing pro forma information regarding net loss and net loss per share as if the Company had accounted for its stock based compensation plans under the fair value method of SFAS 123.

    The fair value of options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for 1999, 1998 and 1997: risk free interest rate of 6.5%, 4.7% and

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 9--CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)
5.4%, respectively; a dividend yield of zero; volatility factors of the market price of the Company's common stock price of 0.58, 0.54 and 0.55, respectively; and a weighted average expected option term of one year from vested date.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Based on this calculation, the weighted average fair value of options granted during 1999, 1998 and 1997 was $23.62, $11.22 and $14.01, respectively. For purposes of pro forma disclosures the estimated fair value of the options in excess of the expense recognized in conjunction with the amortization of deferred compensation is amortized to expense over the options' vesting period, generally five years. The Company's pro forma information as of December 31, 1999, 1998 and 1997 is as follows (in thousands except per share amounts):

                                                   1999       1998       1997
                                                 --------   --------   --------
Pro forma net loss attributable to Common
  Stockholders.................................  $(41,488)  $(33,141)  $(26,769)
Pro forma basic and diluted net loss per common
  share........................................  $  (1.62)  $  (1.41)  $  (1.18)

    The pro forma information above is not representative of the effects on potential pro forma effects on results for future years.

    RESERVED SHARES

    At December 31, 1999, shares reserved for future issuance are as follows:

Stock option plans:
  Options outstanding.......................................  4,071,250
  Options available for future grants.......................    623,493
  Convertible subordinated notes............................  1,219,515
  Warrants..................................................     23,846
                                                              ---------
                                                              5,938,104
                                                              =========

NOTE 10--INCOME TAXES/BENEFITS

    Due to operating losses and the Company's inability to recognize an income tax benefit from these losses, there is no provision for income taxes for 1999. The income tax benefit of $1,269,000 in 1998 and $170,000 in 1997 represent the elimination of the deferred tax liabilities originally recognized for capital

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 10--INCOME TAXES/BENEFITS (CONTINUED) contributions of marketable equity securities by certain stockholders where the book basis exceeded the tax basis, but which are no longer payable due to operating losses incurred in 1998 and 1997.

    The difference between the provision for income taxes and the amount computed by applying the Federal statuory income tax rate (35%) to income before taxes is explained as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
Tax at Federal statutory rate.....................  $(8,926)   $(9,824)   $(8,032)
Loss for which no tax benefit is currently
  recognizable....................................    8,926      8,555      7,862
                                                    -------    -------    -------
Total provision/(benefit).........................  $    --    $(1,269)   $  (170)
                                                    =======    =======    =======

    Significant components of the Company's deferred tax assets as of December 31, 1999 and 1998 are as follows (in thousands):

                                                              1999       1998
                                                            --------   --------
Deferred tax assets:
  Net operating loss carryforwards........................  $41,100    $26,600
  Tax credit carryforwards................................    7,500      3,000
  Capitalized research and development....................    4,300      2,400
  Deferred revenue........................................    2,700      1,000
  Other--net..............................................    5,800      3,600
                                                            -------    -------
Total deferred tax assets.................................   61,400     36,600
Valuation allowance for deferred tax assets...............  (61,400)   (36,600)
                                                            -------    -------
Net deferred tax assets...................................  $    --    $    --
                                                            =======    =======

    SFAS No. 109, "Accounting for Income Taxes," provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company's historical operating performance and the reported cumulative net losses in all prior years, the Company has provided a full valuation allowance against its net deferred tax assets. The valuation allowance increased by $24.8 million, $10.9 million and $11.0 million during 1999, 1998 and 1997, respectively. Included in the valuation allowance balance is $15.3 million related to the exercise of stock options, which are not reflected as an expense for financial reporting purposes. Accordingly, any future reduction in the valuation allowance relating to this amount will be credited directly to equity and not reflected as an income tax benefit in the statement of operations.

    As of December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $119.4 million and $8.6 million, respectively, which will expire at various dates beginning in 2000 through 2019, if not utilized. In addition, the Company has federal and state research and development credit carryforwards of approximately $4.9 million and $3.2 million, respectively, which expire at various dates beginning in 2007 through 2019, if not utilized. Utilization of the net operating loss and tax credits carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar provisions. Management believes the effect

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 10--INCOME TAXES/BENEFITS (CONTINUED) of such limitations will not result in the expiration of the net operating loss and tax credit carry forwards before utilization.

NOTE 11--GEOGRAPHIC SALES AND SIGNIFICANT CUSTOMERS

    The Company has determined that, in accordance with Statement of Financial Accounting Standards No. 133, it operates in one segment as it only reports profit and loss information on an aggregate basis to chief operating decision makers of the Company. The Company had product sales by region as follows for the years ended December 31, 1999, 1998 and 1997 (in thousands):

                                                      1999       1998       1997
                                                    --------   --------   --------
Customer location:
United States.....................................  $62,551    $27,099     $4,710
Europe............................................   25,284      7,774         79
Other.............................................   10,333      2,059         --
                                                    -------    -------     ------
Total.............................................  $98,168    $52,413     $4,789
                                                    =======    =======     ======

    Revenue from customers representing 10% or more of total revenue during 1999, 1998 and 1997 is as follows:

                                                             1999           1998           1997
                                                           --------       --------       --------
CUSTOMER:
  A.................................................          --             --             23%
  B.................................................          10%            16%            10%
  C.................................................          --             --             17%
  D.................................................          --             --             17%
  E.................................................          12%            20%            --

NOTE 12--401(K) PLAN

    The Company maintains a defined-contribution savings plan under
Section 401(k) of the Internal Revenue Code. The plan covers substantially all full-time U.S. employees. Participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Beginning in 1998, the Company matched employee contributions according to a specified formula. The Company's matching contributions totaled $0.9 million in 1999, $0.6 million in 1998 and none in 1997. Company contributions vest to employees ratably over five years.

NOTE 13--BUSINESS COMBINATION

    In February 2000, Affymetrix completed its merger with GMS, a privately-held instrumentation company specializing in DNA array technology in Woburn, Massachusetts. Under the terms of the merger, all outstanding shares of GMS common and preferred stock were converted into 969,899 shares of the Company's common stock at an exchange ratio of 0.2815 Affymetrix share for each GMS share. In addition, Affymetrix assumed all outstanding GMS options and warrants. At the date of consummation, GMS had an aggregate of 100,101 Affymetrix equivalent options and warrants outstanding.

                                AFFYMETRIX, INC.

                               DECEMBER 31, 1999

NOTE 13--BUSINESS COMBINATION (CONTINUED)
    The merger will be for as a pooling of interests, and, accordingly, the Company's financial statements and financial data have been restated in 2000 to include the accounts and operations of GMS since inception. The table below presents the separate results of operations for Affymetrix and GMS prior to the merger:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Revenues:
  Affymetrix................................................  $ 96,855   $ 52,025   $ 19,765
  GMS.......................................................    12,219        388         --
                                                              --------   --------   --------
                                                              $109,074   $ 52,413   $ 19,765
                                                              ========   ========   ========
Net loss available to common stockholders:
  Affymetrix................................................  $(25,140)  $(25,451)  $(22,526)
  GMS.......................................................    (2,419)    (3,670)      (254)
                                                              --------   --------   --------
                                                              $(27,559)  $(29,121)  $(22,780)
                                                              ========   ========   ========

NOTE 14--SUBSEQUENT EVENTS (UNAUDITED)

    STOCKHOLDER RIGHTS PLAN

    In February 2000, the Company's Board of the Directors approved an amendment to its to stockholder rights plan initially adopted in 1998. The amendment increases the exercise price of the Preferred Share Purchase Rights to $1,250.00 and extends the expiration date of the plan to February 2010. Under the amended plan, each Preferred Share Purchase Right entitles stockholders to buy one one-thousandth of a share of Series B Junior Participating Preferred Stock of the Company at the new exercise price of $1,250.00. The Rights will be exercisable if a person or group acquires beneficial ownership of 15% or more of the common stock of the Company or announces a tender offer for 15% or more of the common stock.

    CONVERTIBLE SUBORDINATED NOTES

    In February 2000, the Company completed the sale of $225 million principal amount of 4.75% convertible subordinated notes due 2007 (the "4.75% Notes"). The 4.75% Notes mature on February 15, 2007 and bear interest at a rate of 4.75% per annum, which is payable semi-annually. The 4.75% Notes are convertible, at any time prior to maturity or redemption, into shares of the Company's common stock at a conversion price of $321.00 per share, subject to adjustment. The Company can redeem some or all of the 4.75% Notes at any time after February 20, 2003 and the debt holder has a right to require the Company to purchase all or a portion of the 4.75% Notes upon a change in control. The 4.75% Notes are subordinated to all of the Company existing and future senior indebtedness.

                                AFFYMETRIX, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                            BALANCE AT    CHARGED TO   CHARGED TO                 BALANCE
                                           BEGINNING OF   COSTS AND      OTHER                   AT END OF
                                              PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS    PERIOD
                                           ------------   ----------   ----------   ----------   ---------
Year Ended December 31, 1999:
  Allowance for doubtful accounts........      $408          $602         $ --         $ --       $1,010
                                               ----          ----         ----         ----       ------
Year Ended December 31, 1998:
  Allowance for doubtful accounts........      $300          $108         $ --         $ --       $  408
                                               ----          ----         ----         ----       ------
Year Ended December 31, 1997:
  Allowance for doubtful accounts........      $ --          $300         $ --         $ --       $  300
                                               ----          ----         ----         ----       ------